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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

STAAR Surgical Company
Monrovia, California

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 No. 333-111154 and No. 333-60241 and Forms S-3 No. 333-148902, No. 333-143131, No. 333-124022, No. 333-116901, No. 333-111140, and No. 333-106989 of STAAR Surgical Company of our reports dated March 12, 2008, relating to the consolidated financial statements and schedule and the effectiveness of STAAR Surgical Company’s internal control over financial reporting, which appear in this Form 10-K. We also consent to the incorporation by reference of our report dated March 12, 2008 relating to the financial statement schedule which appears in this Form 10-K.

By: /s/  BDO Seidman, LLP
Los Angeles, California
March  12, 2008